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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                                    DSW INC.
                                       AND
                                PETER Z. HORVATH

This employment agreement ("Agreement") by and between DSW Inc. ("Company") and Peter Z. Horvath ("Executive"), collectively, the "Parties," is effective as of January 3, 2005 ("Effective Date") and supersedes and replaces any other oral or written employment-related agreement between the Executive and the Company.

                                  1.00 DURATION

This Agreement will remain in effect from the Effective Date until it terminates as provided in Section 5.00. Any notice of termination required to be given under this Agreement must be given as provided in Section 6.00 and will be effective on the date prescribed in Section 5.00.

                      2.00 EXECUTIVE'S EMPLOYMENT FUNCTION

2.01 POSITION. The Executive agrees to serve as the Executive Vice President and Chief Operating Officer of DSW Inc., or its successor (collectively "DSW") with authority and duties customarily associated with this position and to discharge any other duties and responsibilities assigned by the Chief Executive Officer of DSW ("Chief Executive Officer"). The Executive will report directly to and be subject to the supervision, advice, and direction of the Chief Executive Officer, or his designate. The Executive agrees at all times to observe and be bound by all Company rules, policies, practices, procedures and resolutions that generally apply to Company employees of comparable status and which do not conflict with the specific terms of this Agreement.

2.02 PLACE OF PERFORMANCE. The Executive's duties will principally be performed in the Columbus, Ohio area, except for required travel on the Company's business.

                                3.00 COMPENSATION

The Company will pay the Executive the amounts described in Section 3.00 as compensation for the services described in this Agreement and in exchange for the duties and responsibilities described in Section 4.00.

3.01 BASE SALARY. The Company will pay to the Executive an annualized base salary of $500,000, which will be increased annually by a minimum of 2.5 percent over the
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previous year's base salary. The Executive's Base Salary will be paid in installments that correspond with the Company's normal payroll practices.

3.02  CASH INCENTIVE BONUS.

      [1]   While employed thereunder and commencing with the 2005 Fiscal Year, the Executive will be eligible to receive a Cash Incentive Bonus under the terms of the Retail Ventures, Inc. Incentive Compensation Plan ("Incentive Plan"), as modified by the Company, with a target annual bonus per fiscal year of one hundred percent (100%) of Base Salary and a maximum annual bonus per fiscal year of two hundred percent (200%) of Base Salary. The actual performance metrics and goals shall be determined by the Company in its sole discretion.

      [2]   Executive will receive a signing bonus of $75,000 to be paid on or before June 15, 2005, and will not otherwise receive a cash incentive bonus for work performed in the 2004 Fiscal Year.

      [3]   Any Cash Incentive Bonus will be payable, in cash, consistent with the Company's normal bonus payment policy.

3.03 EQUITY INCENTIVE COMPENSATION. The Company shall negotiate in good faith with Executive concerning Executive's equity incentive compensation to provide equity incentive compensation to a level that is commensurate with Executive's new position. It is agreed that these enhancements may include grants of stock appreciation rights and/or restricted stock units and other equity or equity-based compensation awards. Any award provided will subtract from the agreed-upon vesting schedule the time the Executive has already served in his position.

3.04 BENEFIT PLANS. Subject to their terms, the Executive may participate in any Company sponsored employee pension or welfare benefit plan at a level commensurate with the Executive's title and position.

3.05 VACATIONS. Subject to the terms of the Company's vacation policy, the Executive is entitled to four weeks of vacation each calendar year to be taken during periods approved by the Chief Executive Officer.

3.06 EXPENSES. The Executive is entitled to receive prompt reimbursement for all normal and reasonable expenses incurred while performing services under this Agreement, including all reasonable travel expenses. Reimbursement for these expenses will be made as soon as administratively feasible after the date the Executive submits appropriate evidence of the expenditure and otherwise complies with the Company's business expense reimbursement policy. The Executive shall be entitled to an annual perquisite allowance from the Company of $40,000 (which amount already includes any associated tax gross-up), payable in equal installments in accordance with the Company's payroll practices for executive employees.

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3.07  TERMINATION BENEFITS. The Company also will provide the Executive with the termination benefits described in Section 5.00.

                          4.00 EXECUTIVE'S OBLIGATIONS

The amounts described in Sections 3.00 and 5.00 are provided by the Company in exchange for (and have a value to the Company equivalent to) the Executive's performance of the obligations described in this Agreement, including performance of the duties and the covenants and releases made and entered into by and between the Executive and the Company in this Agreement.

4.01  SCOPE OF DUTIES. The Executive will:

      [1]   Devote all available business time, best efforts and undivided attention to the Company's business and affairs; and

      [2]   Not engage in any other business activity, whether or not for gain, profit or other pecuniary benefit,

      [3]   However, the restriction described in Section 4.01[1] and [2] will not preclude the Executive from:

            [a]   Making or holding passive investments in outstanding shares in the securities of publicly-owned companies or other businesses [other than organizations described in Section 4.05], regardless of when and how that investment was made; or

            [b]   Serving on corporate, civic, religious, educational and/or charitable boards or committees but only if this activity [I] does not interfere with the performance of duties under this Agreement and [II] is approved by the Chief Executive Officer.

4.02  CONFIDENTIAL INFORMATION.

      [1]   OBLIGATION TO PROTECT CONFIDENTIAL INFORMATION. The Executive
      acknowledges that the Company and its subsidiaries, parent corporation and affiliated entities (collectively, "Group" and separately, "Group Member") have a legitimate and continuing proprietary interest in the protection of Confidential Information (as defined in Section 4.02[2]) and have invested, and will continue to invest, substantial sums of money to develop, maintain and protect Confidential Information. The Executive agrees [A] during and after employment with all Group Members [I] that any Confidential Information will be held in confidence and treated as proprietary to the Group, [II] not to use or disclose any Confidential Information except to promote and advance the Group's business interests and [B] immediately upon separation from employment with all Group Members, to return to the Company any Confidential Information.

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      [2]   DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this
      Agreement, Confidential Information includes any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other Confidential Information regarding the business, operations, properties or personnel of the Group (or any Group Member) which are disclosed to or learned by the Executive as a result of employment with any Group Member, but will not include [a] the Executive's personal personnel records or [b] any information that [i] the Executive possessed before the date of initial employment (including periods before the Effective Date) with any Group Member that was a matter of public knowledge, [ii] became or becomes a matter of public knowledge through sources independent of the Executive, [iii] has been or is disclosed by any Group Member without restriction on its use or [iv] has been or is required to be disclosed by law or governmental order or regulation. The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, to not regard the item as public knowledge until and unless the Executive Vice President of Human Resources confirms to the Executive that the information is public knowledge or an arbitrator, acting under Section 9.00, finally decides that the information is public knowledge.

      [3]   INTELLECTUAL PROPERTY. The Executive expressly acknowledges that all right, title and interest to all inventions, designs, discoveries, works of authorship, and ideas conceived, produced, created, discovered, authored, or reduced to practice during the Executive's performance of services under this Agreement, whether individually or jointly with any Group Member (the "Intellectual Property") shall be owned solely by the Group, and shall be subject to the restrictions set forth in Section 4.02[1] above. All Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States shall, from the inception of creation, be deemed to be a "work made for hire" under the United States copyright laws and all right, title and interest in and to such copyrightable works shall vest in the Group. All right, title and interest in and to all Intellectual Property developed or produced under this Agreement by the Executive, whether constituting patentable subject matter or copyrightable subject matter (to the extent deemed not to be a "work made for hire") or otherwise, shall be assigned and is hereby irrevocably assigned to the Group by the Executive. The Executive shall, without any additional consideration, execute all documents and take all other actions needed to convey the Executive's complete ownership interest in any Intellectual Property to the Group so that the Group may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive agrees that any Group Member may alter or modify the Intellectual Property at the Group Member's sole discretion, and the Executive waives all right to claim or disclaim authorship.

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4.03  SOLICITATION OF EMPLOYEES. The Executive agrees that during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members [1] not, directly or indirectly, to solicit any employee of any Group Member to leave employment with the Group, [2] not, directly or indirectly, to employ or seek to employ any employee of any Group Member and [3] not to cause or induce any of the Group's (or Group Member's) competitors to solicit or employ any employee of any Group Member.

4.04 SOLICITATION OF THIRD PARTIES. The Executive agrees that during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group (or any Group Member) to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Group's (or any Group Member's) business interests.

4.05 NON-COMPETITION. The Executive agrees that for the longer of any period of salary continuation or for one year after terminating employment with all Group Members not, directly or indirectly, to accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which the Executive was compensated by any Group Member (this comparison will be based on job-related functions and responsibilities and not on job title) for any business that directly competes with the Group's (or any Group Member's) business, which is understood by the Parties to be the sale of off-price and discount merchandise, including discount and off-price shoes and accessories. Illustrations of businesses that compete with the Group's business include The TJX Companies, Inc. (T.J. Maxx; Marshall's; HomeGoods; A.J. Wright; Marmaxx; Winners); Shoe Carnival; MJM Designer Shoes; Ross Stores, Inc; Payless ShoeSource; Off-Broadway Shoes; Famous Footwear; Footstar; and Big Lots Stores, Inc.; and Burlington Coat Factory Warehouse Corporation and any of its affiliates. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Group's (or any Group Member's) business.

4.06 POST-TERMINATION COOPERATION. As is required of the Executive during employment, the Executive agrees that during and after employment with any Group Members and without additional compensation (other than reimbursement for reasonable associated expenses), to cooperate with the Group (and with each Group Member) in the following areas:

      [1]   COOPERATION WITH THE COMPANY. The Executive agrees [a] to be reasonably available to answer questions for the Group's (and any Group Member's) officers regarding any matter, project, initiative or effort for which the Executive was responsible while employed by any Group Member and [b] to cooperate with the Group (and with each Group Member) during the course of all

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      third-party proceedings arising out of the Group's (and any Group
      Member's) business about which the Executive has knowledge or information. For purposes of this Agreement, [c] "proceedings" includes internal investigations, administrative investigations or proceedings and lawsuits (including pretrial discovery and trial testimony) and [d] "cooperation" includes [i] the Executive's being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Group (or any Group Member), [ii] providing any and all documents in the Executive's possession that relate to the proceeding, and [iii] providing assistance in locating any and all relevant notes and/or documents.

      [2]   COOPERATION WITH THIRD PARTIES. Unless compelled to do so by lawfully-served subpoena or court order, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney's representative (including private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 4.02[2]) as a result of employment with the Group (or any Group Member) except in cooperation with the Company. The Executive also agrees to notify the Executive Vice President of Human Resources immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section.

      [3]   COOPERATION WITH MEDIA. The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 4.02[2]) as a result of employment with the Group (or any Group Member). The Executive also agrees to notify the Executive Vice President of Human Resources immediately after being contacted by any member of the media with respect to any matter affected by this section.

4.07 NON-DISPARAGEMENT. The Executive and the Company (on its behalf and on behalf of the Group and each Group Member) agree that neither will make any disparaging remarks about the other and the Executive will not make any disparaging remarks about the Company's Chairman, Chief Executive Officer or any of the Group's senior executives. However, this section will not preclude [1] any remarks that may be made by the Executive under the terms of Section 4.06[2] or that are required to discharge the duties described in this Agreement or [2] the Company from making (or eliciting from any person) disparaging remarks about the Executive concerning any conduct that may lead to a termination for Cause, as defined in Section 5.04[5] (including initiating an inquiry or investigation that may result in a termination for Cause), but only to the extent reasonably necessary to investigate the Executive's conduct and to protect the Group's (or any Group Member's) interests.

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4.08  NOTICE OF SUBSEQUENT EMPLOYMENT. The Executive agrees to notify the
Company of any subsequent employment during the period of salary continuation after employment terminates.

4.09 NONDISCLOSURE. The Executive agrees not to disclose the terms of this Agreement in any manner to any person other than the Chief Executive Officer, one of the Company's Vice Presidents of Human Resources (or any Company representative they expressly approve for such disclosure), the Executive's personal attorney, accountant and financial advisor, and the Executive's immediate family or as otherwise required by law.

4.10 REMEDIES. The Executive acknowledges that money will not adequately compensate the Group for the substantial damages that will arise upon the breach of any provision of Section 4.00. For this reason, any disputes arising under
Section 4.00 will not be subject to arbitration under Section 9.00. Instead, if the Executive breaches or threatens to breach any provision of Section 4.00, the Company will be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain any breach or threatened breach of Section 4.00.

4.11 RETURN OF COMPANY PROPERTY. Upon termination of employment, the Executive agrees to promptly return to the Company all property belonging to the Group or any Group Member.

                      5.00 TERMINATION AND RELATED BENEFITS

This Agreement will terminate upon the occurrence of any of the events described in this section.

5.01 RULES OF GENERAL APPLICATION. The following rules apply generally to the implementation of Section 5.00:

      [1]   METHOD OF PAYMENT. The Company, at its option, may elect to pay, as a lump sum, any installment payments due under Section 5.00. If the Company decides to accelerate payment of any installment obligation due under Section 5.00, the amount paid will be reduced to reflect the value of the accelerated payment. This reduction will be based on the rate paid under 90-day U.S. Treasury Bills issued on the first issue date after this Agreement terminates.

      [2]   APPLICATION OF PRO RATA. Any pro rata share required to be paid under Section 5.00 will be based on the number of days between the first day of the fiscal year during which the Executive terminates employment and the date that the Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.

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5.02  TERMINATION DUE TO EXECUTIVE'S DEATH. This Agreement will terminate automatically on the date the Executive dies. As of that date, and subject to
Section 5.04[6], the Company will make the following payments to the person the Executive designates on the attached Beneficiary designation form or, with respect to any Equity Incentive, the beneficiary the Executive designates under the Stock Incentive Plan under which the award was issued ("Beneficiary"):

      [1]   BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination.

      [2]   CASH INCENTIVE BONUS. The pro rata share of any Cash Incentive Bonus that would have been paid to the Executive had the Executive not died based on the extent to which performance standards are met on the last day of the year in which the Executive dies.

      [3]   EQUITY INCENTIVE. Subject to the terms of any applicable agreement,
      [a] the Executive's Beneficiary may exercise any outstanding stock options that are then vested when the Executive dies and [b] those that would have been vested on the last day of the fiscal year during which the Executive dies if the Executive had not died.

      [4]   OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by any Group Member will be distributed or made available as required by the terms of the plan fund or program or as required by law.

5.03 TERMINATION DUE TO EXECUTIVE'S DISABILITY. The Company may terminate this Agreement after ascertaining that the Executive is Disabled (as defined below - "Disability") by delivering to the Executive a written notice of termination for Disability that includes the date termination for Disability is to be effective. Subject to Section 5.04[6], if that notice is given and if all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive:

      [1]   BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination.

      [2]   CASH INCENTIVE BONUS. The pro rata share of any Cash Incentive Bonus that would have been paid to the Executive had the Executive not become Disabled based on the extent to which performance standards are met on the last day of the year in which the Executive becomes Disabled.

      [3]   EQUITY INCENTIVE. Subject to the terms of any applicable agreement,
      [a] the Executive may exercise any outstanding stock options that are vested when the Executive became Disabled and [b] those that would have been vested on

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      the last day of the fiscal year during which the Executive becomes
      Disabled if the Executive had not become Disabled.

      [4]   OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by any Group Member will be distributed or made available as required by the terms of the plan fund or program or as required by law.

      [5]   DEFINITION OF DISABILITY. For these purposes, Disability means that, for more than six consecutive months, the Executive is unable, with a reasonable accommodation, to perform the duties described in Section 4.01 on a full-time basis due to a physical or mental disability or infirmity.

5.04 TERMINATION FOR CAUSE. The Company may terminate the Executive's employment for Cause (as defined below - "Cause") by delivering to the Executive a written notice describing the basis for this termination and the date the termination for Cause is to be effective. If the Executive is terminated for Cause and if all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive:

      [1]   BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination.

      [2]   CASH INCENTIVE BONUS. Any unpaid Cash Incentive Bonus earned for the fiscal year that ends before the fiscal year during which the Executive is terminated for Cause (but no Cash Incentive Bonus will be given with respect to the fiscal year during which the Executive is terminated for Cause).

      [3]   EQUITY INCENTIVE. The Executive's entitlement to Equity Incentive will be limited to those specifically described in the Company's Stock Incentive Plan and any applicable stock option and restricted stock agreements.

      [4]   OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by any Group Member will be distributed or made available as required by the terms of the plan fund or program or as required by law.

      [5] DEFINITION OF CAUSE. For these purposes, Cause means the Executive's [a] failure to substantially perform the duties associated with employment under this Agreement, but only if [i] before issuing the notice of termination for Cause, the Company makes a written demand upon the Executive for substantial performance and specifically describes the basis for this demand and [ii] if the failure is one that can be cured, the Executive does not comply within 60 days after receiving that demand; [b] willful, illegal or grossly negligent conduct that is materially injurious to the Company or any Group Member monetarily or otherwise; [c] violation of laws or regulations governing the Company or to any

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      Group Member; [d] breach of any fiduciary duty owed to the Company or any
      Group Member; [e] misrepresentation or dishonesty which the Company determines has had or is likely to have a material adverse effect upon the Company's or any Group Member's operations or financial condition; [f] breach of Section 4.00 of this Agreement; [g] involvement in any act of moral turpitude that has an injurious effect on the Company (or any Group Member) or its reputation; or [h] breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer. The Company's dissatisfaction with the Executive's performance, or the business results achieved, shall not constitute Cause under this Section.

      [6]   SUBSEQUENT INFORMATION. The terms of Section 5.04 will apply if, within one year after the Executive terminates under any other provision of Section 5.00, the Company learns and notifies Executive of an event that, had it been known before the Executive terminated employment, would have justified a termination for Cause. In this case, the Company will be entitled to recover (and the Executive agrees to repay) any amounts (other than legally protected benefits) that the Executive received under any other provision of Section 5.00 reduced by the amount the Executive is entitled to receive under Section 5.04.

5.05 VOLUNTARY TERMINATION BY EXECUTIVE. The Executive may voluntarily terminate employment with the Company at any time, in which case the Company will make the following payments to the Executive if all requirements of this Agreement are met (including those imposed under Section 7.00):

      [1]   BASE SALARY. The unpaid Base Salary the Executive earned to the date of termination.

      [2]   CASH INCENTIVE BONUS. Any unpaid Cash Incentive Bonus earned for the fiscal year that ends before the fiscal year during which the Executive voluntarily terminates (but no Cash Incentive Bonus will be given with respect to the fiscal year during which the Executive voluntarily terminates).

      [3]   EQUITY INCENTIVE. The Executive's entitlement to Equity Incentive will be limited to those specifically described in the Company's Stock Incentive Plan and any applicable stock option and restricted stock agreements.

      [4]   OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by any Group Member will be distributed or made available as required by the terms of the plan fund or program or as required by law.

5.06 INVOLUNTARY TERMINATION WITHOUT CAUSE. The Company may terminate the Executive's employment at any time Without Cause (as defined below) by delivering to the

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Executive a written notice specifying the date termination is to be effective.
Subject to Section 5.04[6], if this notice is given and if all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive as of the effective date of termination Without Cause:

      [1]   BASE SALARY.

            [a]   IF TERMINATION OCCURS BEFORE JANUARY, 2007 FISCAL YEAR END:
            The Company will continue to pay the Executive's Base Salary at the rate in effect on the date of termination Without Cause through the Fiscal Year ending January, 2008.

            [b]   IF TERMINATION OCCURS ON OR AFTER JANUARY, 2007 FISCAL YEAR
            END: For 12 months beginning on the date of termination Without Cause, the Company will continue to pay the Executive's Base Salary at the rate in effect on the date of termination Without Cause.

      [2]   HEALTH CARE. The Company will reimburse the Executive for the cost of maintaining continuing health coverage under COBRA for a period of no more than 18 months following the date of termination, less the amount the Executive is expected to pay as a regular employee premium for such coverage. Such reimbursements will cease if the Executive becomes eligible for similar coverage under another benefit plan.

      [3]   CASH INCENTIVE BONUS. The pro rata share of any Cash Incentive Bonus that would have been paid to the Executive had the Executive not been terminated Without Cause based on the extent to which performance standards are met on the last day of the year in which the Executive is terminated Without Cause.

      [4]   EQUITY INCENTIVE. Subject to the terms of the Company's Stock
      Incentive Plan and any applicable agreement, the Executive may exercise any outstanding stock options that are vested on the date of termination Without Cause and those that would have vested during the one year following the effective date of termination Without Cause as if the Executive had remained employed throughout that one-year period.

      [5]   OTHER. Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by any Group Member will be distributed or made available as required by the terms of the plan fund or program or as required by law.

      [6]   DEFINITION OF WITHOUT CAUSE. For purposes of this Agreement, Without
      Cause means termination of the Executive's employment by the Company for any reason other than those set forth in Section 5.02, 5.03 or 5.04.

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5.07  TERMINATION FOR GOOD REASON: Executive may terminate employment for Good
Reason (as defined in this section). If Executive terminates employment for Good Reason Executive shall be entitled to all of the payments described in Section
5.06 pertaining to an Involuntary Termination Without Cause. "Good Reason" means without the Executive's express prior written consent, the occurrence of any one or more of the following events during the term of this Agreement and which is not corrected to the Executive's reasonable satisfaction within 60 days after he gives notice to the Chief Executive Officer of the circumstance that he believes does or may constitute Good Reason:

      [1] A material reduction in the Executive's duties, responsibilities or status with respect to the Company, as compared to those in effect on the effective date of this Agreement (but will not include any changes resulting directly from implementation of a plan that restructures the business organization of the Company and its affiliates, including, without limitation, by way of disaffiliation or liquidation of a subsidiary or division), it being understood that the mere occurrence of a sale of the Company or of a controlling interest therein to a third party shall not constitute such a material reduction as a result of the Company ceasing to be publicly traded or because the Company becomes a subsidiary of another entity;

      [2] Deprivation of the Executive of the titles of Executive Vice President and Chief Operating Officer of the Company without a simultaneous grant of a more senior title;

      [3] The permanent assignment to the Executive of job duties materially inconsistent with those contemplated by this Agreement;

      [4] The failure of the Company to maintain the Executive's relative level of coverage under the employee benefit or retirement plans, policies, practices or arrangements as in effect on the effective date of this Agreement, both in terms of the amount of benefits provided and the relative level of the Executive's participation. However, Good Reason will not arise under this subsection if the Company eliminates and/or modifies any of these programs if required by law to do so, to the extent needed to preserve the tax-character of the plan, policy, practice or arrangement, or if such elimination and/or modification applies uniformly to other Company employees similarly situated to the Executive;

      [5] The requirement that the Executive's principal place of performing the duties of Executive's position be moved more than 60 miles outside of the Columbus, Ohio area.

      [6] Any material breach of this Agreement including failure to make any payment or grant provided under this Agreement when due by or on or in

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
            behalf of the Company.

                                   6.00 NOTICE

6.01 HOW GIVEN. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid, or through Federal Express, UPS, DHL and any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be addressed to the Company's Executive Vice President of Human Resources at the Company's then-current corporate offices or to the Executive at the Executive's address as contained in the Executive's personnel file.

6.02 EFFECTIVE DATE. Any notice permitted or required to be given under this Agreement will be effective on the date it is delivered, in the event of personal delivery, or on the date its receipt is acknowledged, in the event of delivery by registered mail or through a professional delivery service described in Section 6.01.

                                  7.00 RELEASE

In exchange for the payments and benefits described in this Agreement, as well as any and all other mutual promises made in this Agreement, the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns agree to release and forever discharge the Company, the Group and each Group Member and their executives, officers, directors, agents, attorneys, successors and assigns, from any and all claims, suits and/or causes of action that grow out of or are in any way related to the Executive's recruitment to or employment with the Company and all Group Members. This Release does not include any claim by Executive that the Company has breached this Agreement. This release includes, but is not limited to, any claims that the Company, the Group or any Group Member violated the Employee Retirement and Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker's Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any law prohibiting discrimination, harassment or retaliation in employment; any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law. The Executive agrees, upon termination of employment with all Group Members, to reaffirm and execute this release in writing. If the Executive fails to reaffirm and execute this release, the Executive agrees to forego any payment from the Company, other than those described in Section 5.06, as if the Executive had terminated employment voluntarily under Section 5.05. Specifically, the Executive agrees that a necessary condition for the payment of any of the amounts described in
Section 5.00 in the event of termination (except termination under Section 5.02) is the Executive's reaffirmation of this release upon termination of employment. The Executive acknowledges that the Executive is an experienced senior executive knowledgeable about the claims that might arise in the course of employment with the Company and knowingly agrees that the payments upon termination (except those payable upon the Executive's death) provided for in this Agreement are satisfactory consideration for the release of all possible claims. The Executive is advised to consult with an attorney prior to executing this Agreement. The Executive acknowledges that 21 days have been given to consider this release. The Executive may revoke consent to this Agreement by delivering a written notice of such revocation to the Company within seven days of signing this Agreement. If the Executive revokes this consent, this Agreement will become null and void and the Executive must return any compensation received under it, except salary earned for actual work.

                                 8.00 INSURANCE

To the extent permitted by law and its organizational documents, the Company will include the Executive under any liability insurance policy the Company maintains for employees of comparable status. The level of coverage will be at least as favorable to the Executive (in amount and each other material respect) as the coverage of other employees of comparable status. This obligation to provide insurance for the Executive will survive termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during the Executive's employment with the Company or with any Group Member.

                                9.00 ARBITRATION

9.01 ACKNOWLEDGEMENT OF ARBITRATION. Unless stated otherwise in this Agreement, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve and redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with the Group and with each Group Member, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal or state law.

9.02 SCOPE OF ARBITRATION. The Executive expressly understands and agrees that claims subject to arbitration under this section include asserted violations of the Employee Retirement and Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker's Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any law prohibiting discrimination, harassment or retaliation in employment; any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law.

9.03 EFFECT OF ARBITRATION. The Parties intend that any arbitration award relating to any matter described in Section 9.00 will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction, and enforcement may be had according to the terms of that award. This section will survive the termination or expiration of this Agreement.

9.04 LOCATION OF ARBITRATION. Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator's sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator will be limited to awarding compensatory damages, including unpaid wages or benefits, but, to the extent allowed by law, will have no authority to award punitive, exemplary or similar-type damages.

9.05 TIME FOR INITIATING ARBITRATION. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party's claim, will be deemed waived and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy. Both Parties agree to strictly comply with the time limitation specified in Section 9.00. For purposes of this section, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other that [1] an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under Section 9.00 and [2] unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 9.00.

9.06 COSTS OF ARBITRATION. The Company will bear the arbitrator's fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(b), elects to award these fees to the Company.

9.07 ARBITRATION EXCLUSIVE REMEDY. The Parties acknowledge that, because arbitration is the exclusive remedy for resolving issues arising under this Agreement, neither Party may resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration under Section 9.00, except as otherwise provided in this Agreement, and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

9.08 WAIVER OF JURY. The Executive and the Company each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

                            10.00 GENERAL PROVISIONS

10.01 REPRESENTATION OF EXECUTIVE. The Executive represents and warrants that the Executive is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

10.02 MODIFICATION OR WAIVER; ENTIRE AGREEMENT. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Company's Chief Executive Officer or other person designated by the Company's Board of Directors. This Agreement, and any attachments referenced in the Agreement, constitute the entire agreement between the Parties regarding the employment relationship described in this Agreement, and any other agreements are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the Executive's employment relationship with the Company have been made or relied upon by either Party which are not set forth expressly in this Agreement. The Executive and Company agree that Section 10.02 does not affect the Executive's payment under the Value Creation Program.

10.03 GOVERNING LAW; SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law and the Executive and the Company agree that the arbitrator (or judge) is authorized to reform the invalid or enforceable provision [1] to the extent needed to avoid the invalidity or unenforceability and [2] in a manner that is as similar as possible to the intent (as described in this Agreement). The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

10.04 NO WAIVER. Except as otherwise provided in Section 9.05, failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term.

10.05 WITHHOLDING. All payments made to the Executive under this Agreement will be reduced by any amount:

      [1]   That the Company is required to withhold in advance payment of the
      Executive's federal, state and local income, wage and employment tax liability; and

      [2]   To the extent allowed by law, that the Executive owes (or, after employment is deemed to owe) to the Company.

However, application of Section 10.06[2] will not extinguish the Company's right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount that may be recovered by application of
Section 10.06[2] does not fully discharge the amount the Executive owes to the Company and does not preclude the Company from proceeding directly against the Executive without first exhausting its right of recovery under Section 10.06[2].

10.06 SURVIVAL. Subject to the terms of the Executive's Beneficiary designation form, the Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect.

10.07 MISCELLANEOUS.

      [1]   The Executive may not assign any right or interest to, or in, any payments payable under this Agreement; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive's death and does not preclude the legal representative of the Executive's estate from assigning any right under this Agreement to the person or persons entitled to it.

      [2]   This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive's heirs and legal representatives and the Company and its successors.

      [3]   The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

10.08 SUCCESSORS TO COMPANY. This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any successor will be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "successor" means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

      IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 20 pages.

                                        EXECUTIVE


                                        /s/ Peter Z. Horvath
                                        ---------------------------------------

                                        Signed: June 1, 2005

                                        DSW Inc.

                                        By: /s/ Deborah Lynn Ferree
                                            -----------------------------------

                                        Signed: June 1, 2005

                                   ATTACHMENT

                                       TO

                              EMPLOYMENT AGREEMENT

                          DSW INC. AND PETER Z. HORVATH

                             BENEFICIARY DESIGNATION

PRIMARY BENEFICIARY DESIGNATION. I designate the following persons as my Primary Beneficiary or Beneficiaries to receive any amounts payable on my death under this Agreement. This benefit will be paid, in the proportion specified, to:

______% to ________________________________________ ____________________
                            (Name)                     (Relationship)

Address: _______________________________________________________________

______% to ________________________________________ ____________________
                            (Name)                     (Relationship)

Address: _______________________________________________________________

______% to ________________________________________ ____________________
                            (Name)                     (Relationship)

Address: _______________________________________________________________

______% to ________________________________________ ____________________
                            (Name)                     (Relationship)

Address: ________________________________________________________________

NOTE: You are not required to name more than one Primary Beneficiary but if you do, the sum of these percentages may not be larger than 100 percent.

CONTINGENT BENEFICIARY DESIGNATION. If one or more of my Primary Beneficiaries dies before I die, I direct that any amounts payable on my death under this Agreement that might otherwise have been paid to that Beneficiary:

      _____ Be paid to my other named Primary Beneficiaries in proportion to the allocation given above (ignoring the interest allocated to the deceased Primary Beneficiary); or

      _____ Be distributed among the following Contingent Beneficiaries.

      ______% to ________________________________________ ____________________
                                  (Name)                     (Relationship)

      Address: _______________________________________________________________

      ______% to ________________________________________ ____________________
                                  (Name)                     (Relationship)

      Address: _______________________________________________________________

      ______% to ________________________________________ ____________________
                                  (Name)                     (Relationship)

      Address: ________________________________________________________________

NOTE: You are not required to name more than one Contingent Beneficiary but if you do, the sum of these percentages may not be larger than 100 percent.